Exhibit 99.1

Nuelle, Inc.

Financial Statements

As of and for the Year Ended June 30, 2016

(With Independent Auditor’s Report Thereon)

And

As of March 31, 2017, and for the Nine Month Period Ended March 31, 2017

(Unaudited)

NUELLE, INC.

INDEPENDENT AUDITORS' REPORT

The Directors

Nuelle, Inc.

Englewood, Colorado

We have audited the accompanying financial statements of Nuelle, Inc. (the "Company"), which are comprised of the balance sheet as of June 30, 2016, and the related statements of operations, changes in stockholders' deficit, and cash flows for the year then ended, and the related notes to the financial statements.

MANAGEMENT'S RESPONSIBILITY FOR THE FINANCIAL STATEMENTS

Management is responsible for the preparation and fair presentation of these financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

AUDITORS' RESPONSIBILITY

Our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditors' judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditors consider internal control relevant to the entity's preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity's internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

The Directors

Nuelle, Inc.

Page Two

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

OPINION

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Nuelle, Inc. as of June 30, 2016, and the results of its operations and its cash flows for the year then ended in accordance with accounting principles generally accepted in the United States of America.

EKS&H LLLP

July 20, 2017

Denver, Colorado

NUELLE, INC.

Balance Sheets

	March 31,2017	June 30, 2016
	(Unaudited)
Assets

Current assets
Cash	$745,324	$5,897,861
Accounts receivable	3,894	43,214
Inventories	1,127,204	1,089,197
Other current assets	4,105	104,567
Total current assets	1,880,527	7,134,839

Non-current assets
Property and equipment, net	457,308	640,884
Software development costs, net	50,419	83,247
Total non-current assets	507,727	724,131

Total assets	$2,388,254	$7,858,970

Liabilities and Stockholders' Deficit

Current liabilities
Accounts payable and accrued liabilities	$226,229	$263,829
Other current liabilities	554,161	407,271
Notes payable, net of deferred financing costs	1,116,687	3,098,011
Convertible notes payable	6,441,695	6,420,866
Total current liabilities	8,338,772	10,189,977
Total liabilities	8,338,772	10,189,977

Stockholders' deficit
Series A preferred stock, Note 4	28,080	28,080
Series A-1 preferred stock, Note 4	13,599	13,599
Common stock, Note 4	11,518	11,518
Additional paid-in capital	22,864,196	22,829,420
Accumulated deficit	(28,867,911)	(25,213,624)
Total stockholders' deficit	(5,950,518)	(2,331,007)

Total liabilities and stockholders' deficit	$2,388,254	$7,858,970

See notes to financial statements.

NUELLE, INC.

Statements of Operations

	For the Nine-Month Period Ended	For the Year Ended
	March 31, 2017	June 30, 2016
	(Unaudited)

Revenues	$227,618	$793,548

Cost of goods sold	115,646	384,810

Gross profit	111,972	408,738

Operating expenses
Research and development	176,966	2,511,124
Sales, general and administrative	2,611,008	6,104,669
Operations	197,586	911,371
Other	329,905	1,164,590
Total operating expenses	3,315,465	10,691,754

Loss from operations	(3,203,493)	(10,283,016)

Other (expense) income
Interest expense	(453,226)	(176,677)
Interest income	2,432	870
Total other expense	(450,794)	(175,807)

Net loss	$(3,654,287)	$(10,458,823)

See notes to financial statements.

NUELLE, INC.

Statement of Changes in Stockholders' Deficit

For the Nine-Month Period Ended March 31, 2017 (Unaudited) and the Year Ended June 30, 2016

							Additional		Total
	Series A Preferred Stock		Series A-1 Preferred Stock		Common Stock		Paid-In	Accumulated	Stockholders'
	Shares	Amount	Shares	Amount	Shares	Amount	Capital	Deficit	Deficit

Balance - June 30, 2015	29,313,757	$29,314	13,790,766	$13,791	10,002,500	$10,003	$22,727,113	$(14,754,801)	$8,025,420

Preferred stock converted to common stock	(1,233,950)	(1,234)	(1,919,603)	(192)	1,425,553	1,426	(59,692)	-	(59,692)

Options exercised, net	-	-	-	-	177,300	177	28,191	-	28,368

Common stock repurchased	-	-	-	-	(87,500)	(88)	-	-	(88)

Stock-based compensation	-	-	-	-	-	-	133,808	-	133,808

Net loss	-	-	-	-	-	-	-	(10,458,823)	(10,458,823)

Balance - June 30, 2016	28,079,807	28,080	11,871,163	13,599	11,517,853	11,518	22,829,420	(25,213,624)	(2,331,007)

Issuance costs	-	-	-	-	-	-	20,004	-	20,004

Stock-based compensation	-	-	-	-	-	-	14,772	-	14,772

Net loss	-	-	-	-	-	-	-	(3,654,287)	(3,654,287)

Balance - March 31, 2017 (unaudited)	28,079,807	$28,080	11,871,163	$13,599	11,517,853	$11,518	$22,864,196	$(28,867,911)	$(5,950,518)

NUELLE, INC.

Statements of Cash Flows

	For the Nine-Month Period Ended	For the Year Ended
	March 31, 2017	June 30, 2016
	(Unaudited)
Cash flows from operating activities
Net loss	$(3,654,287)	$(10,458,823)
Adjustments to reconcile net loss to net cash used in operating activities
Depreciation and amortization	227,420	237,936
Loss on disposal of property and equipment	7,660	313,762
Stock-based compensation	14,772	133,808
Changes in operating assets and liabilities
Accounts receivable	39,320	(43,214)
Other current assets	100,462	(5,611)
Inventories	(38,007)	(1,077,197)
Accounts payable and accrued liabilities	(37,600)	(809,739)
Other current liabilities	146,890	16,438
	460,917	(1,233,817)
Net cash used in operating activities	(3,193,370)	(11,692,640)

Cash flows from investing activities
Purchase of property and equipment	-	(268,993)
Purchase of software	-	(102,422)
Net cash used in investing activities	-	(371,415)

Cash flows from financing activities
Convertible notes payable	20,829	6,420,866
Notes payable	(2,000,000)	2,000,000
Debt issuance costs	-	(24,348)
Proceeds from option exercise	-	28,368
Cost related to issuance of preferred shares	20,004	(59,692)
Common stock repurchase	-	(88)
Net cash (used in) provided by financing activities	(1,959,167)	8,365,106

Net decrease in cash	(5,152,537)	(3,698,949)

Cash - beginning of period	5,897,861	9,596,810

Cash - end of period	$745,324	$5,897,861

Supplemental disclosure of cash flow information:

Cash paid for interest for the nine-month period ended March 31, 2017 (unaudited) and the year ended June 30, 2016 was $55,984 and $39,264, respectively.

See notes to financial statements.

NUELLE, INC.

Notes to Financial Statements

Note 1 - Description of Business and Summary of Significant Accounting Policies

Nuelle, Inc. (the "Company") is a sexual wellness and intimate care company focused on delivering groundbreaking solutions made specifically for women. The Company's newest category in women's sexual wellness is Fiera, the first scientifically proven arousal technology and sexual enhancement accessory for consumers.

The Company was originally formed in Delaware on September 27, 2012 as ExploraMed NC6, L.L.C. On October 29, 2013, the Company formally amended its certificate of incorporation, changing the name to ExploraMed NC6, Inc. The name was formally changed to Nuelle, Inc. on June 13, 2014.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

The financial statements include some amounts that are based on management's best estimates and judgments. The most significant estimates relate to allowance for inventory obsolescence, useful lives of long-lived assets, valuation allowance for deferred taxes, stock-based compensation, and going concern. These estimates may be adjusted as more current information becomes available, and any adjustment could be significant.

Cash

Cash includes highly liquid instruments with an original maturity of three months or less. Periodically throughout the year, and at March 31, 2017 (unaudited) and June 30, 2016, the Company has maintained balances in excess of the federally insured limits. The Company has not experienced any losses on such accounts as of the date of this report. As of March 31, 2017, (unaudited) and June 30, 2016, the entire balance was in cash deposit accounts, and there was no balance in cash equivalents.

Accounts Receivable

The Company provides an allowance for doubtful accounts equal to the estimated uncollectible amounts. The Company's estimate is based on historical collection experience and a review of the current status of trade accounts receivable. It is reasonably possible that the Company's estimate of the allowance for doubtful accounts will change and that losses ultimately incurred could differ materially from the amounts estimated in determining the allowance. At March 31, 2017 (unaudited) and June 30, 2016, the Company estimated that all accounts receivable is collectible, and therefore no allowance has been provided.

NUELLE, INC.

Notes to Financial Statements

Note 1 - Description of Business and Summary of Significant Accounting Policies (continued)

Concentrations of Credit Risk

The Company grants credit in the normal course of business to customers in the United States. The Company periodically performs credit analysis and monitors the financial condition of its customers to reduce credit risk. The Company performs ongoing credit evaluations of its customers but generally does not require collateral to support accounts receivable.

At March 31, 2017 (unaudited), one customer accounted for 100% of total accounts receivable and three customers accounted for 88% of total accounts receivable at June 30,2016.

Inventories

Inventories consist of raw materials and finished goods and are stated at the lower of cost or net realizable value, determined using the first-in, first-out method. Inventories are adjusted for estimated obsolescence and excess quantities and charged against the reserve based upon management's estimates of expected usage. At March 31, 2017 (unaudited) and June 30, 2016, no reserve was warranted.

Other Assets

Other assets consist primarily of prepaid expenses, and miscellaneous receivables.

Property and Equipment

Property and equipment is stated at cost. Depreciation is provided utilizing the straight-line method over the estimated useful lives for owned assets, ranging from three to four years.

Software Development Costs

The Company accounts for costs incurred in the development of computer software as software research and development costs until the preliminary project stage is completed. Direct costs incurred in the development of software are capitalized once the preliminary project stage is completed, management has committed to funding the project and completion and use of the software for its intended purpose are probable. The Company ceases capitalization of development costs once the software has been substantially completed and is ready for its intended use. Software development costs are amortized over their estimated useful lives of three years. Costs associated with upgrades and enhancements that result in additional functionality are capitalized.

Long-Lived Assets

The Company reviews its long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of the asset may not be recovered. The Company looks primarily to the estimated undiscounted future cash flows in its assessment of whether or not long-lived assets have been impaired. The Company has not recorded impairment expense for the nine months ended March 31, 2017 (unaudited) and the year ended June 30, 2016.

NUELLE, INC.

Notes to Financial Statements

Note 1 - Description of Business and Summary of Significant Accounting Policies (continued)

Deferred Financing Costs

Costs associated with obtaining debt financing are deferred and amortized to interest expense using the effective interest method over the term of the related financing.

Income Taxes

The Company accounts for income taxes using an asset and liability approach. Such approach results in the recognition of deferred tax assets and liabilities for the expected future tax consequences of temporary differences between the book carrying amounts and the tax basis of assets and liabilities. The Company assesses a valuation allowance on the deferred tax assets if it is more likely than not that a portion of the available deferred tax assets will not be realized. The Company records the deferred tax assets net of valuation allowances.

The Company also accounts for uncertainty in income taxes in that the Company recognizes the tax benefits of tax positions only if it is more likely than not that the tax positions will be sustained by the applicable taxing authorities based on the technical merits of the positions. No reserve for uncertain tax positions has been recorded as of March 31, 2017, (unaudited) and June 30, 2016. As required, the Company records potential interest and penalties associated with its tax positions. The Company records interest and penalties, if any, as a component of interest expense.

Revenue Recognition

The Company recognizes revenue only when all of the following criteria have been met:

•	Persuasive evidence of an arrangement exists,
•	Delivery has occurred or services have been performed,
•	The fee for the arrangement is fixed or determinable, and
•	Collectability is reasonably assured.

Persuasive Evidence of an Arrangement Exists - The Company documents all terms of an arrangement in a written contract signed by the customer prior to recognizing revenue.

Delivery Has Occurred or Services Have Been Performed - The Company performs all services or delivers all products prior to recognizing revenue. Equipment is considered delivered upon delivery to a customer's designated location.

The Fee for the Arrangement Is Fixed or Determinable - Prior to recognizing revenue, a customer's fee is either fixed or determinable under the terms of the written contract.

Sales are recorded when products are shipped to customers. Provisions for discounts and rebates to customers, estimated returns and allowances, and other adjustments are provided for in the same period the related sales are recorded and are estimated at the time of sale.

NUELLE, INC.

Notes to Financial Statements

Note 1 - Description of Business and Summary of Significant Accounting Policies (continued)

Revenue Recognition (continued)

Collectability is Reasonably Assured - The Company determines that collectability is reasonably assured prior to recognizing revenue. Collectability is assessed on a customer-by-customer basis based on criteria outlined by management. New customers are subject to a credit review process, which evaluates the customer's financial position and ultimately its ability to pay. The Company does not enter into arrangements unless collectability is reasonably assured at the outset. Existing customers are subject to ongoing credit evaluations based on payment history and other factors. If it is determined during the arrangement that collectability is not reasonably assured, revenue is recognized on a cash basis.

Shipping and Handling

The Company's shipping and handling costs are included in cost of goods sold for all periods presented.

Advertising Costs

The Company expenses advertising costs as incurred. Advertising expense for the nine months ended March 31, 2017 (unaudited) and the year ended June 30, 2016 was $742,654 and $2,714,935, respectively.

Stock-Based Compensation

The Company has granted stock option awards to key employees of the Company that will enable them to purchase shares of common stock. The Company recognized all stock-based payments in the statements of operations based on the estimated fair value of the awards on the date of grant. The Company determines the estimated fair value of the stock option awards using Black-Scholes option pricing model. The Company recognizes compensation costs for stock option awards ratably over the requisite service period, which generally equals the vesting period, using the straight-line method.

Subsequent Events

The Company has evaluated all subsequent events through the auditors' report date, which is the date these financial statements available to be issued. With the exception of those matters discussed in Note 6, there were no material subsequent events that required recognition or additional disclosure in these financial statements.

NUELLE, INC.

Notes to Financial Statements

Note 2 - Balance Sheet Disclosures

Inventories are summarized as follows:

	March 31, 2017	June 30, 2016
	(Unaudited)

Raw materials	$992,743	$1,002,683
Finished goods	134,461	86,514

	$1,127,204	$1,089,197

Property and equipment are summarized as follows:

	March 31, 2017	June 30, 2016
	(Unaudited)

Manufacturing equipment	$640,341	$640,341
Computer equipment	99,862	110,431
Laboratory equipment	108,512	108,512
Furniture	17,608	17,608
	866,323	876,892
Less accumulated depreciation	(409,015)	(236,008)

	$457,308	$640,884

Depreciation expense for the nine-month period ended March 31, 2017 (unaudited) and the year ended June 30, 2016 was $175,916 and $196,487, respectively.

Software development costs are summarized as follows:

	March 31, 2017	June 30, 2016
	(Unaudited)

Capitalized website development	$98,869	$98,869
Capitalized software	34,363	34,363
	133,232	133,232
Less accumulated amortization	(82,813)	(49,985)

	$50,419	$83,247

Amortization expense for the nine-month period ended March 31, 2017 (unaudited) and the year ended June 30, 2016 was $32,828 and $41,449, respectively.

NUELLE, INC.

Notes to Financial Statements

Note 2 - Balance Sheet Disclosures (continued)

Other current liabilities consist of the following:

	March 31, 2017	June 30, 2016
	(Unaudited)

Accrued interest	$553,792	$161,725
Accrued vacation expense	-	140,345
Accrued other	369	105,201

	$554,161	$407,271

Note 3 - Notes Payable

Notes payable are as follows:

	March 31, 2017	June 30, 2016
	(Unaudited)

Note payable to a bank with interest at 3.11% and was paid off in February 2017. Collateralized by substantially all assets of the Company. In conjunction with the note payable, 230,000 warrants were issued, however, the warrants had a de minimis value at March 31, 2017 (unaudited), June 30, 2016, and at issuance.	$-	$2,000,000

Note payable with annual interest at 1.2% and matures February 2018.	1,116,687	1,116,687

Convertible notes payable ("Notes") bear interest at 8%. The Notes matured March 30, 2017 and are in default at March 31, 2017.	6,441,695	6,420,866
	7,558,382	9,537,553
Less unamortized debt issuance costs	-	(18,676)

	$7,558,382	$9,518,877

The Notes are convertible at the option of the holder upon a non-qualified transaction or any time prior to maturity date. There is an automatic conversion upon Qualified Financing. A Qualified Financing is defined as a transaction or series of transactions pursuant to which the Company issues and sells shares of its preferred stock for an aggregate gross proceeds of at least $5,000,000 (excluding all proceeds from the incurrence of indebtedness that is converted into such preferred stock, or otherwise cancelled in consideration for issuance of such preferred stock) with the principal purpose of raising capital.

In regards to the voluntary conversion upon a non-qualified transaction, the outstanding principal amount of the Notes and all accrued and unpaid interest shall convert into preferred stock at a price per share equal to 80% of the lowest price per share paid by other purchasers in the non-qualified financing.

NUELLE, INC.

Notes to Financial Statements

Note 3 - Notes Payable (continued)

In regards to the voluntary conversion at any time prior to maturity, the outstanding principal and all accrued and unpaid interest shall convert into preferred stock at price per share of $0.53. The related beneficial conversion feature is de minimis.

The automatic conversion upon Qualified Financing, the outstanding principal and accrued and unpaid interest shall convert into preferred stock at a price per share equal to 80% of the lowest price per share paid by other purchasers in the Qualified Financing.

Note 4 - Stockholders' Deficit

On March 28, 2016, the Company increased the number of authorized shares of common stock from 65,000,000 to 70,000,000. At the nine-month period ended March 31, 2017 (unaudited) and the year ended June 30, 2016 there were 11,517,853 and 11,517,853 shares of common stock, respectively, issued and outstanding. The par value of each share of common stock is $0.001.

2016 Conversion

In 2016, investors with preferred shares were asked to participate in the Notes. Those preferred shareholders that did not participate in the Notes had their preferred shares converted to common stock. A total of 1,425,553 of common stock were issued to convert 1,233,950 shares of Series A and 1,919,603 shares of Series A-1.

Common Stock Repurchased

During 2016, the Company authorized the purchase of 87,500 shares of the Company's common stock. Subject to applicable security laws, repurchases may be made at such times, and in such amounts, as the Company deems appropriate. As of June 30, 2016, the Company had repurchased 87,500 shares at a price of $0.001.

Preferred Stock

On March 28, 2016, the Company increased the number of authorized shares of preferred stock from 44,000,000 to 55,413,755. The Company has designated 29,313,755 shares as Series A Preferred Stock ("Series A Preferred") and 26,100,000 as Series A-1 Preferred Stock ("Series A-1 Preferred") (collectively, "Preferred Stock"). At March 31, 2017 (unaudited) and June 30, 2016, there were 28,079,807 and 11,871,163 of Series A Preferred and Series A-1 Preferred issued and outstanding, respectively.

NUELLE, INC.

Notes to Financial Statements

Note 4 - Stockholders' Equity (continued)

Preferred Stock (continued)

Voting Rights

The holders of the common stock are entitled to one vote for each share of common stock held at all meetings of stockholders. Each holder of Preferred Stock shares is entitled to the number of votes equal to the number of shares of voting common stock into which the Preferred Stock shares held could be converted as of the record date. The holders of Preferred Stock shares will vote together with the holders of common stock as a single class.

Dividend Rights

The holders of Preferred Stock are entitled to receive, when and if declared by the Board of Directors of the Company, a dividend at a rate of $0.0424 per share per annum, which is subject to adjustment, as provided in the Amended and Restated Certificate of Incorporation (the "Agreement"). Dividends are payable prior and in preference to any payment of any dividend on the common stock of the Company. The right to such dividends are not cumulative. The Board of Directors has not declared any dividends since inception; therefore, as of March 31, 2017, (unaudited) and June 30, 2016, no dividends payable have been recorded.

Liquidation Rights

Proceeds from the sale, liquidation, or similar event, after settlement of debts and obligations, including liquidation and dissolution expenses, will be distributed in accordance with the following order and priority:

First, to the holders of Preferred Stock, pro rata, with equal priority between Series A Preferred and Series A-1 Preferred, in an amount equal to $0.53 per share, which is subject to adjustment, as provided in the Agreement, plus any dividends declared but unpaid on such shares or an amount per share that would have been payable had all shares of Preferred Stock been converted into common stock immediately prior to such liquidation, dissolution, winding up, or deemed liquidation event. At March 31, 2017 (unaudited) and June 30, 2016, Series A Preferred and Series A-1 Preferred had liquidation preference of 14,882,298 and 7,207,556, respectively.

Thereafter, to the holders of the shares of common stock, pro rata based on the number of shares of common stock held by each such holder.

Conversion Rights

Preferred Stock shares are convertible, at the option of the holder, at any time after the date of issuance into that number of fully paid shares of common stock determined by dividing the conversion price, as defined below, per share in effect at the time of conversion into the conversion value, as defined below, per share of such Preferred Stock. The conversion price is $0.53 for each Preferred Stock share, subject to adjustment, as defined in the Agreement. The conversion value per share of Preferred Stock is $0.53.

NUELLE, INC.

Notes to Financial Statements

Note 4 - Stockholders' Equity (continued)

Preferred Stock (continued)

Conversion Rights (continued)

The Preferred Stock shares are automatically converted upon either (i) the closing of an initial public offering that results in a price of at least $2.65 per share (subject to adjustment, as defined in the Agreement) and $30,000,000 of gross proceeds or (ii) the date and time, or the occurrence of an event, specified by vote or written consent of the holders of a majority of the then outstanding Preferred Stock shares, into voting common stock at the then applicable conversion rate.

Stock Options

The Company adopted a stock incentive plan in 2014 (the "Plan"), which was effective as of January 10, 2014. The Plan allows the Company to issue stock options for the purchase of 5,000,00 shares of common stock, which was increased to 9,300,000 effective April 10, 2015. The following stock option transactions occurred during the period presented in accordance with this plan.

As of June 30, 2015, there were 5,259,056 options outstanding, from previous issuances. During the year ended June 30, 2016, the Company recognized approximately $102,637 of compensation expense related to these issuances. As of June 30, 2016, there is $270,615 of stock-based compensation yet to be recorded related to this issuance.

During the year ended June 30, 2016, the Company issued options to various employees and board members. During the year ended June 30, 2016, the Company recognized approximately $32,058 of compensation expense related to these issuances. As of June 30, 2016, there is $149,282 of stock-based compensation yet to be recorded related to this issuance.

During the nine-month period ended March 31, 2017 (unaudited), no options were granted and the Company recognized approximately $14,772 of compensation expense related to previously granted options. As of March 31, 2017 (unaudited), there is $134,560 of stock-based compensation yet to be recorded.

NUELLE, INC.

Notes to Financial Statements

Note 4 - Stockholders' Equity (continued)

Stock Options (continued)

The following table presents the activity for options outstanding:

		Weighted
	Stock	Average
	Options	Exercise Price

Outstanding - June 30, 2015	5,259,056	$0.16
Granted	2,206,932	0.16
Forfeited/canceled	(731,000)	0.16
Exercised	(177,300)	0.16

Outstanding - June 30, 2016	6,557,688	0.16
Granted	-	-
Forfeited/canceled	-	-
Exercised	-	-

Outstanding - March 31, 2017 (unaudited)	6,557,688	$0.16

The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted average assumptions used:

June 30, 2016

Approximate risk-free rate	1.46%
Average expected life	6 years
Dividend yield	-%
Volatility	60.00%
Estimated fair value of total options granted	$198,181

Note 5 - Income Taxes

The Company did not provide a current or deferred U.S. federal, state, or foreign income tax provision or benefit for any of the periods presented because it has experienced recurring operating losses. The Company has provided a full valuation allowance on the deferred tax asset, consisting primarily of the net operating loss, because of uncertainty regarding its realizability.

At June 30, 2016, the Company had net operating losses of approximately $9.9 million, respectively, related to U.S. federal, state, and foreign jurisdictions. Utilization of the net operating losses, which expire at various times starting in 2033, may be subject to certain limitations under Section 382 of the Internal Revenue Code of 1986, as amended, and other limitations under state and foreign tax laws.

NUELLE, INC.

Notes to Financial Statements

Note 5 - Income Taxes (continued)

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company's deferred tax assets are approximately as follows:

June 30, 2016

Net operating loss	$9,915,255
Deferred compensation	41,463
Intangible assets	106,771
Tax credits	335,725
Fixed assets	(204,022)
Net deferred tax assets	10,195,192
Valuation allowance for deferred tax assets	(10,195,192)

Net deferred tax asset	$-

Note 6 - Subsequent Events

On May 3, 2017, the Company entered into a Merger Agreement with Aytu BioScience, Inc. ("Aytu") and its stockholders, pursuant to which Nuelle would become a wholly owned subsidiary of Aytu (the “Merger”). The Merger closed on May 5, 2017.

In the Merger, (i) each share of Nuelle common stock and each option or warrant to purchase Nuelle stock was cancelled, and (ii) each share of Nuelle preferred stock was converted into the right to receive shares of Aytu's common stock. Aytu issued to the Nuelle preferred stockholders an aggregate of 2,500,000 shares of Aytu common stock.

In addition, Nuelle preferred stockholders will be entitled to revenue earn-out payments equal to a designated percentage of net sales on tiers of net sales up to $100.0 million, with an average rate for all tiers in the mid-single digit range and a maximum aggregate payout of $6.9 million. Nuelle stockholders additionally will be entitled to milestone earn-out payments of up to a potential aggregate of $24 million, upon the attainment by Aytu of designated net sales thresholds over any sequential four calendar quarter period.

The first $1.0 million of earn-out payments will be paid in shares of Aytu common stock and all other earn-out payments will be comprised of 60% cash and 40% shares of Aytu common stock. The stock portion of any earn-out will be calculated by dividing each Nuelle stockholder’s portion of the earn-out by the average closing price of Aytu common stock for the 10 trading days prior to the earlier of the date Aytu delivers notice to the Nuelle stockholders of the earn-out or any public disclosure by Aytu of the earn-out being due and payable.

NUELLE, INC.

Notes to Financial Statements

Note 6 - Subsequent Events (continued)

In the event that Aytu does not make all of the required earn-out payments to the Nuelle stockholders before May 3, 2022, and Aytu also closes a divestiture before May 3, 2022 of any of the products acquired in the Merger, Aytu will pay the Nuelle stockholders a combination of (i) cash in an amount equal to 10% of the value of all cash, securities and other property paid to Aytu in the divestiture (cash is to be up to 60% of the total consideration), and (ii) shares of Aytu common stock equal to the Nuelle stockholders’ portion of the divestiture payment divided by the average closing price of Aytu common stock for the 10 trading days prior to the earlier of the closing date of the divestiture or the public disclosure of the divestiture (shares of common stock are to be 40% of the total consideration).

No officer or director of Nuelle will become an officer or director of Aytu as a result of the Merger.

In the Merger Agreement, Aytu agreed to indemnify all past and present officers and directors of Nuelle to the fullest extent under applicable law for six years for acts or omissions that occurred prior to the Merger. Aytu also agreed to indemnify each Nuelle stockholder and their respective affiliates for any fraud by the Company or a subsidiary of the Company, any breach by Aytu or a subsidiary of any covenant in the Merger Agreement, and any design, sale, manufacture or any other activities primarily associated with Aytu products in development before the Merger. Each Nuelle stockholder agreed to indemnify Aytu for any fraud by Nuelle or any of its stockholders, any breach by Nuelle of any covenant in the Merger Agreement, and any pre-Merger tax liability.

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